Exhibit 99.1

Press contact:	Investor contact:
Ellen Slaby	Kristine Mozes
Centra Software, Inc.	Centra Software, Inc.
(781) 994-1068	(781) 869-4162
eslaby@centra.com	kmozes@centra.com

Centra Appoints Leon Navickas as Chief Executive Officer

Paul R. Gudonis Resigns as President and CEO

Company Announces Preliminary First Quarter 2005 Results

LEXINGTON, Mass. (April 29, 2005) – The Board of Directors of Centra Software, Inc. (NASDAQ: CTRA) today announced the appointment of Leon Navickas as the Company’s chief executive officer, effective immediately. Mr. Navickas, 49, who is Centra’s chairman of the Board of Directors, succeeds Paul R.Gudonis. The Board and Mr. Gudonis have mutually agreed that he resign his position. Mr. Gudonis has also resigned his position as a director of the Company.

Speaking on behalf of the Board of Directors, Douglas Ferguson, who is Chairman of the Board’s Nominating and Governance Committee said, “We are pleased that Leon has agreed to return to a management role at Centra. As founder of Centra and Chairman of the Board, he is intimately familiar with the Company’s customers, markets, products and management. It would be hard to imagine someone more qualified to lead Centra. The Board greatly appreciates Paul Gudonis’ contributions to the Company and we wish him the best.”

Commenting on today’s announcement, Leon Navickas said, “The market opportunity for solutions that integrate learning and training with critical business processes is significant. We have the elements it takes to win, including product leadership, deep domain expertise and a world-class customer services organization. I look forward to working closely with the entire senior management team and the Board as we focus on Centra’s core competencies and our goal of building a sustainably profitable company.”

Mr. Navickas founded Centra in 1995 with a vision to help businesses shift their communication-intensive, group-oriented work to the Internet using scalable, enterprise-class, real-time applications software. Following a successful career at Lotus where he gained first-hand experience with collaboration software, he led Centra as CEO for eight years from a venture funded start-up, through successful IPO, and into a market leadership position. In 2003, Mr. Navickas was recognized by the New England Business and Technology Association for executive leadership. In 2002, he was named Computerworld Honors Laureate for contributions to technology advancement. In 2001, he received the prestigious Mass High Tech All-Star award. Currently, Mr. Navickas serves on the executive board of directors for the Massachusetts Software and Internet Council.

On Monday, May 2, 2005 at 10:00 a.m. EST the Company will host a conference call to discuss this announcement. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

Preliminary First Quarter 2005 Financial Results

The Company also announced today that it expects revenues for the quarter ended March 31, 2005 to be approximately $9.0 million and net loss to be approximately $1.0 million, or $650,000, excluding a previously disclosed severance charge. The Company signed one Enterprise Advantage Subscription contract during the first quarter of 2005. In addition, the Company also generated about $450,000 in cash, cash equivalents and investments during the quarter. Centra plans to issue its full financial earnings results on Wednesday, May 4, 2005 after the market closes, and will host a conference call to discuss the results on Thursday, May 5, 2005 at 10:00 a.m. EST. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in nine languages, Centra solutions can be deployed as on-site software or through its ASP service and are supported by an active ecosystem of value-added partners, including Siebel, PeopleSoft, SAP and Deloitte Consulting. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, the effect of the Company’s cost-cutting measures on its operations, acceptance by customers of the Company’s Enterprise Advantage Subscription pricing model, significant changes in our senior management team, customer fulfillment of the entire term of multi-year subscription contracts, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform, the Company’s ability to sell and deliver its Enterprise Application Rollout and Sales Effectiveness solutions and other future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004 which is available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.